Carlyle Gaming Announces Launch Date for Legal Skill-Based Poker in the US

NEW YORK, NY -- 09/24/2008 -- Carlyle Gaming & Entertainment Ltd. (PINKSHEETS: CGME) announced today that the launch date for the Company's PokerTwin™ site will be on December 19,2008.

PokerTwin™ is a poker product that is viewed as a skill game and legal in most jurisdictions in the United States, including California and New York State. United States based Poker players can deposit funds using their credit cards including Visa, MasterCard, Discover and American Express.

PokerTwin™ is a Texas Hold 'em based poker game that removes the luck of the draw and lets a poker player rely on their skills to win. PokerTwin™ players in corresponding seats at two different tables are dealt identical poker hands and prove their skill not by how lucky they are, but how well they play each hand in comparison with the other players who have the same cards.

About Carlyle Gaming:

Carlyle Gaming & Entertainment Ltd. companies combine the talents of experienced casino operators, which have over 35 years experience in the industry, with software and hardware developers that have pioneered the online poker and casino revolution over the past decade. Strategic partnerships provide Carlyle Gaming companies with the ability to deliver new products to the market quickly where innovation can meet demand.

Carlyle Gaming was created with the sole purpose of ushering in a new era in gaming. In recent years the gambling industry has rapidly evolved due to the availability of new technologies. The Carlyle Gaming unites companies that have been on the cutting edge of the Internet gaming revolution with traditional casino service providers. The alliance of old school knowledge and new school know-how means that Carlyle Gaming companies are innovators in every area of the gambling industry.

Statements in this release, other than statements of historical fact, may be regarded, in certain instances, as "forward-looking statements" pursuant to Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934, respectively. "Forward-looking statements" are based on expectations, estimates and projections at the time the statements are made, and involve risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated, including but not limited to delays, difficulties, changed strategies, or unanticipated factors or circumstances affecting Carlyle Gaming and its business. A number of these risks and uncertainties are described in Carlyle Gaming 's periodic reports filed with Securities and Exchange Commission. There can be no assurance that such forward-looking statements will ever prove to be accurate and readers should not place undue reliance on any such forward-looking statements contained herein, which speak only as of the date hereof. Carlyle Gaming undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information, visit www.carlylegaming.com

Contact:
Mildred Benoit
Carlyle Gaming & Entertainment Ltd.
Voice: +33 870 46310 Europe/ Paris
+1 (514) 447-2356 North America
Email: investors@carlylegaming.com